                       DiVall Insured Income Fund, L.P.

                                QUARTERLY NEWS


A publication of The Provo Group, Inc.                       SECOND QUARTER 1997


BOATMEN'S LITIGATION AWAITS RULING FROM JUDGE
Kansas City, Missouri

The Partnership went to trial on June   The former general partners had
23, 1997 against Boatmen's First        borrowed $600,000 during or before
National Bank of Kansas City            1991 from Metro North State Bank (the
(Boatmen's).  The trial was over        note is now held by Boatmen's ).  The
within two days, however, no            proceeds of the Note were never
judgment has been made at this time.    received by the Partnership.

The Partnership had previously filed    To date, the Partnership has shared
a complaint during March 1994 in the    the expenses of this litigation with
United States District Court for the    its affiliated partnerships.  It will
Western District of Missouri against    also share any recoveries resulting
Boatmen's seeking a declaratory         from a partial or full cancellation
judgment that Boatmen's had no right    of the alleged indebtedness in
or interest in a promissory note        accordance with the allocation
executed in the name of the             percentages previously defined for
Partnership by the former general       the Restoration Trust.
partners secured by mortgages on
five Partnership properties.            The Partnership awaits the judge's
                                        ruling.

                        ------------------------------

                             OTHER NEWS INSIDE...

 .    BJ's Market's Sales Look Favorable.........Property Highlights, pg 3

 .    "CKE" Acquires Hardee's Restaurants........Property Highlights, pg 4

 .    Colorado Land Contract Pending.............Property Highlights, pg 3

 .    DenAmerica Lease Negotiations Continue.....Property Highlights, pg 3

 .    Rio Bravo's Construction Underway..........Property Highlights, pg 3

 .    Third-Party Solicitations................Questions and Answers, pg 5

Page 2                              DiVall 1                              2 Q 97

                          --------------------------

                            Distribution Highlights


 .    6.6% (approx.) annualized return     .  $858.00 to $755.00 range of
     from operations and other sources       distributions per unit from the
     based on $22,700,000 ("net"             first unit sold to the last unit
     remaining initial investment).          sold  before the offering closed
                                             (March 1988), respectively.
 .    $15.00 per unit (approx.) for the
     Second Quarter 1997 from both cash      Distributions are from both cash
     flow from operations and "net" cash     flow from operations and "net" cash
     activity from financing and             activity from financing and
     investing activities.                   investing activities.

 .    $375,000 "total" amount distributed     (NOTE:  Original units were
     for the Second Quarter 1997 as          purchased for $1,000/unit.)
     budgeted.

                          --------------------------

                 Statements of Income and Cash Flow Highlights


 .    3% increase in          .    11% decrease in       .   12% increase in
     operating revenues           total expenses from       "net" income from
     from projections.            projections.              projections.

 .    Expenses related to     .    $14,000  increase     .   $9,000 reserved
     either tenant                in rental income          from the Fourth
     improvements or              was due to higher         Quarter of 1996
     repairs were                 than budgeted             was used to reduce
     $22,000 lower than           percentage rents.         the "high interest"
     expected as a result                                   debt that the
     of insurance                                           Partnership has
     reimbursements or                                      with Riverside Bank
     repairs which did                                      in Minnesota.
     not yet occur.

Page 3                             DiVall 1                               2 Q 97


                          --------------------------

                              Property Highlights

                                   Vacancies
                                   ---------

 .    Denny's restaurant (Beaver Dam, WI) was vacant at June 30, 1997. The tenant of this property, DenAmerica Corp., vacated the property at the end of December 1996 and notified management during the First Quarter of 1997 that they were ceasing all rental payments on this property. (NOTE: Refer to "Other Property Matters" below for further discussion.)

                               Rents Receivable
                               ----------------

             There were no rental delinquencies at June 30, 1997.

                            Other Property Matters
                            ----------------------

 .   As mentioned above, DenAmerica Corporation notified management that they were ceasing rental payments on their Beaver Dam, Wisconsin restaurant which they have closed. This tenant was defaulted and has since requested that management consider their proposal for terminating the Beaver Dam, Wisconsin lease; consider assigning BW-3's (Hopkins, MN) restaurant sub-lease directly to the Partnership; and consider modifying their remaining leases that currently pay straight percentage rent versus fixed rent. The Partnership has countered these proposals and currently awaits a response from the tenant.

 .   BJ's Market & Bakery (Chicago,        .   The Partnership has received a
    IL) who recently replaced the             sales contract from a prospective
    previous Porterhouse restaurant           buyer for the vacant land in
    tenant began their lease April 1997.      Colorado. Management is currently
    Business opened on May 15, 1997,          awaiting final terms of the
    and rent commenced on August 1,           contract.
    1997.  The tenant reports to
    management that sales since mid-May   .   Mandaza, Inc., tenant of Rio Bravo
    have been very favorable.                 restaurant, finally began
                                              construction during the Second
 .   Chi Chi's, Inc., tenant of Chi Chi's      Quarter of 1997 following their
    restaurant has been experiencing  a       setback last quarter which was
    sales decline which continues to be       related to the severe winter
    monitored by the Partnership.             weather and flooding. The tenant
                                              began paying rent in July.

Page 4                             DiVall 1                               2 Q 97


                          --------------------------

                         Property Highlights (cont'd)

 .    Hardee's Food Systems, Inc. was formally acquired in July 1997 by CKE
     Restaurants, owner of Carl's Jr. restaurants. The Partnership anticipates the buy out and the marriage of Hardee's breakfast menu and Carl's Jr.'s lunch/dinner menus may "boost" sales nationwide. This acquisition impacts the Partnership's Hardee's restaurant in Fond du Lac, Wisconsin.

                          --------------------------

                            Restoration Highlights

 .    There were no recoveries received   .  The trial against Boatmen's First
     during the Second Quarter 1997.        National Bank of Kansas City was
                                            held on June 23 and 24, 1997.
 .    "Total" recoveries received to date
     for the Partnership are                No ruling has been issued.
     approximately $668,000.


                               Return of Capital

The following table has been updated to present the breakdown of distributions since the Partnership's first quarterly distribution, for the period ended December 31, 1986 through June 30, 1997.

================================================================================

                                                  Distribution   Capital
                                                  ------------   -------
                                                  Analysis       Balance
                                                  --------       -------

     Original Capital Balance                          -         $25,000,000
     Cash Flow From Operations Since Inception    $ 18,017,498        -
     Total Distributions Since Inception           (20,316,740)       -
                                                  ------------

     (Return) of Capital                          $ (2,299,242)   (2,299,242)
                                                  ============   -----------

     "Net" Remaining Initial Investment
          by Original Partners                         -         $22,700,758
                                                                 ===========

================================================================================

    (NOTE: For a more individualized discussion of return of capital contact
                              Investor Relations.)

Page 5                             DiVall 1                               2 Q 97

                          --------------------------

                              Questions & Answers

1.   Why am I receiving solicitations    2.  When can I expect my next
     to buy my units?                        distribution mailing?

     Any solicitations that you may          Your next scheduled distribution
     receive to buy your units are a         correspondence for the Third
     result of a third-party (not            Quarter of 1997 will be mailed on
     affiliated with TPG, Inc.) who is       November 15, 1997.
     interested in acquiring units at a
     discounted rate. As General Partner,
     we encourage you to thoroughly
     review all your options.

                                     * * *

================================================================================

 For questions or additional information, please contact Investor Relations at
                       1-800-547-7686 or 1-608-244-7661.

               All written inquiries may be mailed or faxed to:

                             The Provo Group, Inc.

          Post Office Box 8673              1410 Northport Drive
          Madison, Wisconsin  53708-8673    Madison, Wisconsin  53704

                              (FAX 608-244-7663)

================================================================================

                        DIVALL INSURED INCOME FUND L.P.
                  STATEMENTS OF INCOME AND CASH FLOW CHANGES
                FOR THE THREE MONTH PERIOD ENDED JUNE 30, 1997

---------------------------------------------------------------------------------------------------
                                                                   PROJECTED     ACTUAL    VARIANCE
                                                                 ----------------------------------
                                                                      2ND         2ND        CASH
                                                                    QUARTER     QUARTER     BETTER
                                                                    6/30/97     6/30/97     (WORSE)
                                                                   ---------   ---------   --------
  OPERATING REVENUES
   Rental income                                                   $ 494,194   $ 508,517   $ 14,323
   Direct financing interest                                           4,635       4,635          0
   Interest income                                                    10,500       8,889     (1,611)
   Recoveries of Amounts Previously Written Off                            0           0          0
   Other income                                                            0       2,609      2,609
                                                                   ---------   ---------   --------
  TOTAL OPERATING REVENUES                                         $ 509,329   $ 524,650   $ 15,321
                                                                   ---------   ---------   --------
  OPERATING EXPENSES
   Insurance                                                       $   4,600   $   4,215   $    385
   Management fees                                                    23,754      23,520        234
   Restoration fees                                                        0           0          0
   Overhead allowance                                                  1,953       1,897         56
   Advisory Board                                                      3,900       2,600      1,300
   Administrative                                                     20,962      24,071     (3,109)
   Professional services                                               4,360       2,587      1,773
   Auditing                                                           10,755      10,755          0
   Legal                                                               7,500       8,087       (587)
   Property repairs                                                        0     (10,026)    10,026
   Defaulted tenants                                                  12,550         907     11,643
                                                                   ---------   ---------   --------
  TOTAL OPERATING EXPENSES                                         $  90,334   $  68,613   $ 21,721
                                                                   ---------   ---------   --------
  INTEREST EXPENSE                                                 $  23,298   $  21,403   $  1,895
                                                                   ---------   ---------   --------
  INVESTIGATION AND RESTORATION EXPENSES                           $   1,673   $   3,144   $ (1,471)
                                                                   ---------   ---------   --------
  NON-OPERATING EXPENSES
   Depreciation                                                    $  87,679   $  87,715   $    (36)
   Amortization                                                        2,616       3,077       (461)
                                                                   ---------   ---------   --------
  TOTAL NON-OPERATING EXPENSES                                     $  90,295   $  90,792   $   (497)
                                                                   ---------   ---------   --------
  TOTAL EXPENSES                                                   $ 205,600   $ 183,952   $ 21,648
                                                                   ---------   ---------   --------
  NET INCOME                                                       $ 303,729   $ 340,698   $ 36,969

  OPERATING CASH RECONCILIATION:                                                           VARIANCE
                                                                                           --------
   Depreciation and amortization                                      90,295      90,792        497
   (Increase) Decrease in current assets                             (20,415)   (113,359)   (92,944)
   Increase (Decrease) in current liabilities                         (2,107)     (1,800)       307
   G.P. distribution                                                  (1,215)     (1,363)      (148)
   Cash reserved for payables                                         28,000      65,000     37,000
   Advance from (to) future cash flows for current distributions     (23,000)          0     23,000
                                                                   ---------   ---------   --------
  Net Cash Provided From Operating Activities                      $ 375,287   $ 379,968   $  4,681
                                                                   ---------   ---------   --------
  CASH FLOWS FROM (USED IN) INVESTING
   AND FINANCING ACTIVITIES
   Recoveries from former G.P. affiliates                                  0           0          0
   Principal received on equipment leases                             14,295       4,830     (9,465)
   Investment in buildings and improvements                                0        (700)      (700)
   Principal payments on mortgage notes                               (7,206)     (9,100)    (1,894)
                                                                   ---------   ---------   --------
  Net Cash Provided from Investing And Financing
   Activities                                                      $   7,089   $  (4,970)  $(12,059)
                                                                   ---------   ---------   --------

  Total Cash Flow For Quarter                                      $ 382,376   $ 374,998   $ (7,378)

  Cash Balance Beginning of Period                                   841,518     947,054    105,536
  Less 1st quarter distributions paid 5/97                          (375,000)   (375,000)         0
  Plus cash reserved above for payables and future distributions      (5,000)    (65,000)   (60,000)
                                                                   ---------   ---------   --------
  Cash Balance End of Period                                       $ 843,894   $ 882,052   $ 38,158

  Cash reserved for 2nd quarter L.P. distributions                  (375,000)   (375,000)         0
  Cash reserved for payment of payable and future distributions     (335,000)   (385,000)   (50,000)
                                                                   ---------   ---------   --------
  Unrestricted Cash Balance End of Period                          $ 133,894   $ 122,052   $(11,842)
                                                                   =========   =========   ========
---------------------------------------------------------------------------------------------------
                                                                   PROJECTED     ACTUAL    VARIANCE
                                                                 ----------------------------------
* Quarterly Distribution                                           $ 375,000   $ 375,000   $      0
  Mailing Date                                                       8/15/97   (enclosed)         -
---------------------------------------------------------------------------------------------------
* Refer to distribution letter for detail of quarterly distribution.

PROJECTIONS FOR                                   DIVALL INSURED INCOME FUND L.P.          ORIGINAL EQUITY              $25,000,000
DISCUSSION PURPOSES                                   1997 PROPERTY SUMMARY                NET DISTRIBUTION OF CAPITAL
                                                  AND RELATED ESTIMATED RECEIPTS             SINCE INCEPTION             $2,299,242
                                                                                                                        -----------
                                                                                           CURRENT EQUITY               $22,700,758
                                                                                                                        ===========

PORTFOLIO

                                   ---------------------------------    -------------------------------------------
                                              REAL ESTATE                                EQUIPMENT
                                   ---------------------------------    -------------------------------------------
-------------------------------                  BASE            %        LEASE                  LEASE *      % *
CONCEPT        LOCATION            COST          RENT          YIELD    EXPIRATION    COST       RECEIPTS    RETURN
-------------------------------    ---------------------------------    -------------------------------------------
RIO BRAVO      GRAND FORKS, ND        984,801      100,000    10.15%
CHI CHI'S      EAU CLAIRE, WI       1,042,730      136,260    13.07%

VACANT LAND    COL. SPRINGS, CO       356,549            0     0.00%

DENNY'S **     GLENDALE, AZ         1,105,926       90,000     8.14%                   68,744           0     0.00%
DENNY'S **     SCOTTSDALE, AZ      *1,051,157       90,000     8.56%                   40,553           0     0.00%
DENNY'S **     MESA, AZ             1,028,036       90,000     8.75%                   39,218           0     0.00%
DENNY'S **     PEORIA, AZ           1,105,926       90,000     8.14%                   58,781           0     0.00%
BW-III         HOPKINS, MN            795,050       66,000     8.30%     1/15/2000    190,000      37,860    19.93%
DENNY'S        BEAVER DAM, WI         659,299       66,000    10.01%     3/31/2000    190,000      37,860    19.93%

FAZOLI'S       DES MOINES, IA         565,476       45,500     8.05%                   39,600           0     0.00%

HARDEE'S       FOND DU LAC, WI      1,026,931       72,000     7.01%

POPEYE'S       CHICAGO, IL            473,968       63,180    13.33%
POPEYE'S       CHICAGO, IL            610,893       81,420    13.33%
POPEYE'S       CHICAGO, IL            484,501       64,620    13.34%
POPEYE'S       CHICAGO, IL            610,893       81,420    13.33%
POPEYE'S       CHICAGO, IL            437,105       58,260    13.33%
POPEYE'S       CHICAGO, IL            631,958       84,180    13.32%
POPEYE'S       CHICAGO, IL            579,295       77,280    13.34%

BJ's MARKET    CHICAGO, IL            905,807       60,000     6.62%

TACO CABANA    ARLINGTON, TX        1,474,569      132,000     8.95%
TACO CABANA    DALLAS, TX           1,369,243      132,000     9.64%
TACO CABANA    DALLAS, TX           1,257,596      132,000    10.50%
TACO CABANA    DALLAS, TX           1,308,153      132,000    10.09%
-------------------------------    ---------------------------------             ----------------------------------
PORTFOLIO TOTALS
  (23 Properties)                  19,865,862    1,944,120     9.79%                  626,896      75,720    12.08%
-------------------------------    ---------------------------------             ----------------------------------

                                   ------------------------------------    -------------
                                                  TOTALS                      TOTAL %
------------------------------     ------------------------------------    ON 22,700,758
CONCEPT        LOCATION            INVESTED      RECEIPTS *    RETURN *    EQUITY RAISE
------------------------------     ------------------------------------    -------------
RIO BRAVO      GRAND FORKS, ND        984,801       100,000      10.15%
CHI CHI'S      EAU CLAIRE, WI       1,042,730       136,260      13.07%

VACANT LAND    COL. SPRINGS, CO       356,549             0       0.00%

DENNY'S **     GLENDALE, AZ         1,174,670        90,000       7.66%
DENNY'S **     SCOTTSDALE, AZ       1,091,710        90,000       8.24%
DENNY'S **     MESA, AZ             1,067,254        90,000       8.43%
DENNY'S **     PEORIA, AZ           1,164,707        90,000       7.73%
BW-III         HOPKINS, MN            985,050       103,860      10.54%
DENNY'S        BEAVER DAM, WI         849,299       103,860      12.23%

FAZOLI'S       DES MOINES, IA         605,076        45,500       7.52%

HARDEE'S       FOND DU LAC, WI      1,026,931        72,000       7.01%

POPEYE'S       CHICAGO, IL            473,968        63,180      13.33%
POPEYE'S       CHICAGO, IL            610,893        81,420      13.33%
POPEYE'S       CHICAGO, IL            484,501        64,620      13.34%
POPEYE'S       CHICAGO, IL            610,893        81,420      13.33%
POPEYE'S       CHICAGO, IL            437,105        58,260      13.33%
POPEYE'S       CHICAGO, IL            631,958        84,180      13.32%
POPEYE'S       CHICAGO, IL            579,295        77,280      13.34%

BJ's MARKET    CHICAGO, IL            905,807        60,000       6.62%

TACO CABANA    ARLINGTON, TX        1,474,569       132,000       8.95%
TACO CABANA    DALLAS, TX           1,369,243       132,000       9.64%
TACO CABANA    DALLAS, TX           1,257,596       132,000      10.50%
TACO CABANA    DALLAS, TX           1,308,153       132,000      10.09%
------------------------------     ------------------------------------    -------------
PORTFOLIO TOTALS
  (23 Properties)                  20,492,758     2,019,840       9.86%            8.90%
------------------------------     ------------------------------------    -------------

OUTSTANDING DEBT

                                 -------------------------------  --------------------------  --------------------
                                   AMOUNT     ANNUAL    CURRENT   AMOUNT   ANNUAL   CURRENT     AMOUNT    ANNUAL
-------------------------------     OWED       DEBT     INTEREST   OWED     DEBT    INTEREST     OWED      DEBT
MORTGAGED PROPERTIES              6/30/97     SERVICE     RATE    6/30/97  SERVICE    RATE     6/30/97    SERVICE
-------------------------------  -------------------------------  --------------------------  ---------------------
DENNY'S          HOPKINS, MN         29,880     14,783    10.75%   49,800   24,637    10.75%      79,680     39,420
DENNY'S          BEAVER DAM, WI      69,434      8,726     9.50%  174,194   21,514     9.50%     243,628     30,240
MULTIPLE STORES  AZ, TX             600,000          0     8.50%                                 600,000          0
-------------------------------  -------------------------------  --------------------------  ---------------------
TOTALS                              699,314     23,509    --      223,994   46,151    --         923,308     69,660
-------------------------------  -------------------------------  --------------------------  -----------------------------  -----
NET AFTER DEBT                   19,166,548  1,920,611    10.02%  402,902   29,569     7.34%  19,569,450   1,950,180  9.97%  8.59%
-------------------------------  -------------------------------  --------------------------  -----------------------------  -----

*  A portion of the amounts disclosed include a return of principal.

** Rent is based on 12.5% of monthly sales. Rent projected for 1997 is based on 1996 sales levels.